Exhibit 99.3

CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 13, 2005, to the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) and Starwood Hotels & Resorts (“Starwood Trust”) as Annex E to the proxy statement/prospectus included in the filed Amendment No. 3 to the Registration Statement on Form S-4 of Host Marriott Corporation (“Host”) filed on February 27, 2006 (the “Registration Statement”) relating to a master agreement and plan of merger, pursuant to which Host will acquire 38 hotels from Starwood and certain Starwood subsidiaries in a series of transactions, including the merger of a direct, wholly owned subsidiary of Host Marriott, L.P. with and into Starwood Trust and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary—Opinion of Starwood and Starwood Trust’s Financial Advisor”, “The Transactions—Background of the Transactions”, “The Transactions—Starwood’s Reasons for the Transactions” and “The Transactions—Opinion of Starwood and Starwood Trust’s Financial Advisor”, of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.

By:	/S/ CHARLES EDELMAN
Senior Managing Director

New York, New York

February 27, 2006